Cytokinetics, Incorporated Christopher S. Keenan (Investors) Director, Investor Relations (650) 624-3000	Cytokinetics, Incorporated Scott R. Jordan (Media) Director, Corporate Development (650) 624-3000

CYTOKINETICS, INCORPORATED REPORTS
FIRST QUARTER 2007 FINANCIAL RESULTS

Company Provides Update on Cardiovascular and Oncology Clinical Programs

SOUTH SAN FRANCISCO, CA, April 26, 2007 – Cytokinetics, Incorporated (Nasdaq: CYTK) reported revenues from research and development collaborations of $3.2 million for the first quarter of 2007. Net loss for the first quarter of 2007 was $11.7 million, or $0.25 per share. As of March 31, 2007, cash, cash equivalents, restricted cash and marketable securities totaled $175.7 million.

“Cytokinetics began 2007 in a strong position both financially and operationally with the execution of our strategic collaboration with Amgen, and the initiation of our first Phase IIa clinical trial of CK-1827452 in stable heart failure patients,” stated Robert I. Blum, Cytokinetics’ President and Chief Executive Officer. “The collaboration with Amgen reflects the two companies’ shared enthusiasm for the potential of CK-1827452 as a novel treatment for heart failure and for the innovative science that drives our cardiac myosin discovery research activities. During the quarter, we also continued to advance our oncology program as both ispinesib and our second KSP inhibitor, SB-743921, progressed in Phase II and Phase I clinical trials, respectively.”

Company Highlights

Cardiovascular

•	Earlier this month, Cytokinetics announced the initiation of a Phase II clinical trials program evaluating CK-1827452, a novel cardiac myosin activator for the potential treatment of patients with either acutely decompensated or chronic heart failure. The first study in this program is a Phase IIa multi-center, double-blind, randomized, placebo-controlled, dose-escalation study designed to evaluate the safety, tolerability, pharmacokinetics and pharmacodynamic profile of an intravenous formulation of CK-1827452 in patients with stable heart failure. In addition to the primary objective of evaluating the safety and tolerability of CK-1827452 in stable heart failure patients, a secondary objective of the trial is to establish a relationship between plasma concentration and the pharmacodynamic effects for CK-1827452 and to determine the pharmacokinetics of the drug candidate in this population.

Cytokinetics also recently initiated an additional Phase I clinical trial with CK-1827452 in the United Kingdom. This clinical trial is a single-center, open-label, sequential, parallel group study designed to evaluate the potential for certain drug-drug interactions with CK-1827452. The trial is designed to evaluate the effects of ketoconazole, a strong CYP3A4 inhibitor, on the pharmacokinetics of CK-1827452 in sixteen healthy male volunteers.

The CK-1827452 clinical trials program is planned to include Phase I and Phase II trials designed to evaluate the safety and efficacy of CK-1827452 in a diversity of patients, including those with stable heart failure, ischemic cardiomyopathy, impaired renal function, acutely decompensated heart failure, and patients with chronic heart failure at increased risk for death or hospital admission for heart failure.

•	In January, Cytokinetics announced a strategic collaboration with Amgen to discover, develop and commercialize novel small-molecule therapeutics that activate cardiac muscle contractility for potential applications in the treatment of heart failure. In addition, Amgen obtained an option to participate in the future development and commercialization of CK-1827452 and other drug candidates arising from the collaboration. The collaboration is worldwide, excluding Japan.

Under the agreement, Cytokinetics received $75.0 million, comprised of a non-refundable up-front license and technology access fee of $42.0 million and the purchase by Amgen of 3,484,806 shares of Cytokinetics common stock at $9.47 per share for an aggregate purchase price of approximately $33.0 million.

Joint research activities are planned to focus on identifying and characterizing activators of cardiac myosin as back-up and follow-on potential drug candidates to CK-1827452. During the initial two-year research term, in addition to performing research at its own expense under the collaboration, Cytokinetics will continue to conduct all development activities for CK-1827452, at its own expense, subject to Amgen’s option and according to an agreed development plan. Amgen’s option is exercisable during a defined period, the ending of which is dependent upon the satisfaction of certain conditions, including CK-1827452 being developed to meet pre-defined criteria in Phase IIa clinical trials. To exercise its option, Amgen would pay a non-refundable exercise fee of $50.0 million and thereafter would be responsible for development and commercialization of CK-1827452 and related compounds, subject to Cytokinetics’ development and commercial participation rights. In addition, Cytokinetics may be eligible to receive pre-commercialization and commercialization milestone payments of up to $600 million on CK-1827452 and other products arising from the research, as well as royalties that potentially escalate based on increasing levels of annual net sales of products that may be developed in connection with the collaboration. Cytokinetics also has the opportunity to earn increased royalties by participating in Phase III development costs. In that case, Cytokinetics could co-promote products in North America and would be expected to play a significant role in the agreed commercial activities in institutional care settings, at Amgen’s expense. If Amgen elects not to exercise its option on CK-1827452, Cytokinetics may then proceed to independently develop CK-1827452 and the research collaboration would terminate.

Oncology

•	GlaxoSmithKline (GSK) continued to treat a patient in a Phase II clinical trial evaluating ispinesib, our novel kinesin spindle protein (KSP) inhibitor, as a second-line treatment for patients with advanced ovarian cancer.

•	The National Cancer Institute (NCI) has concluded enrollment, but continues to treat patients in a Phase II clinical trial evaluating ispinesib as monotherapy in patients with advanced renal cell cancer. In addition, the NCI continues to treat patients in a Phase I clinical trial designed to evaluate the safety, tolerability and pharmacokinetics of ispinesib in adult patients with relapsed or refractory acute leukemias, chronic myelogenous leukemia in blast crisis or advanced myelodysplastic syndromes, and a Phase I clinical trial to evaluate ispinesib as monotherapy in pediatric patients with relapsed or refractory solid tumors.

•	Cytokinetics continued to enroll patients in a Phase I/II clinical trial of SB-743921, evaluating patients with non-Hodgkin’s lymphoma (NHL), in connection with an expanded development program for SB-743921. This trial is an open-label, non-randomized clinical trial designed to investigate the safety, tolerability, pharmacokinetics and pharmacodynamic profile of SB-743921, administered as a one-hour infusion on days 1 and 15 of a 28-day schedule.

•	Earlier this month, at the Annual Meeting of the American Association of Cancer Research (AACR), posters were presented containing preclinical data relating to ispinesib, GSK-923295 and Cytokinetics’ cell-based drug discovery program.

Financials

Revenues from research and development collaborations for the first quarter of 2007 were $3.2 million, compared to $1.4 million in the first quarter of 2006. Revenues for the first quarter of 2007 were largely derived from our research collaboration with Amgen and revenues for the first quarter of 2006 were largely derived from our collaboration with GSK. The increase in collaborative research revenues for the first quarter of 2007, as compared to the same period in 2006, was primarily due to the recognition of license revenue of $3.1 million from Amgen.

Total research and development (R&D) expenses for the first quarter of 2007 were $12.5 million, compared to $11.3 million for the first quarter of 2006. The increase in R&D expenses in the first quarter of 2007, over the same period in 2006, was primarily due to increased spending related to clinical and preclinical outsourcing costs, along with increased personnel expenses including charges for stock-based compensation.

Total general and administrative (G&A) expenses for the first quarter of 2007 were $4.5 million, compared to $3.6 million in the first quarter of 2006. The increase in G&A expenses in the first quarter of 2007, over the same period in 2006, was primarily due to increased spending for accounting and legal fees, and personnel expenses, including charges for stock-based compensation.

The net loss for the three months ended March 31, 2007 was $11.7 million, or $0.25 per share, compared to a net loss for the same period in 2006 of $12.5 million, or $0.36 per share.

Updated Company Milestones

Cardiovascular

CK-1827452:

•	In the second half of 2007, Cytokinetics plans to initiate additional Phase I and Phase II clinical trials.

Oncology

Ispinesib:

•	In the first half of 2007, data are anticipated to be available from GSK’s Phase II clinical trial evaluating ispinesib as second- or third-line therapy in patients with advanced breast cancer.

•	In the first half of 2007, data are anticipated to be available from Stage 1 of the NCI’s Phase II clinical trial in patients with hormone-refractory prostate cancer and from Stage 1 of the NCI’s Phase II clinical trial in patients with hepatocellular cancer.

•	In June 2007, at the Annual Meeting of the American Society of Clinical Oncology (ASCO), interim data are anticipated to be available from the NCI’s Phase II clinical trial designed to evaluate the safety and efficacy of ispinesib as second-line treatment for patients with renal cell cancer.

•	In the second half of 2007, Cytokinetics plans to initiate a Phase I/II monotherapy clinical trial evaluating ispinesib in the first-line treatment of patients with locally advanced or metastatic breast cancer.

•	In the second half of 2007, data are anticipated to be available from GSK’s Phase II clinical trial evaluating ispinesib as second-line therapy in patients with ovarian cancer and GSK’s Phase Ib clinical trial evaluating ispinesib in combination with capecitabine.

•	In 2007, data are anticipated to be available from the NCI’s Phase I clinical trial of adult patients with relapsed or refractory acute leukemias, chronic myelogenous leukemia in blast crisis or advanced myelodysplastic syndromes, and from Stage 1 of the NCI’s Phase II clinical trial in patients with melanoma.

SB-743921:

•	In June 2007, at the ASCO Meeting, interim Phase I data are anticipated to be available from our ongoing Phase I/II clinical trial in patients with NHL. In the second half of 2007, we anticipate additional Phase I data from this same trial.

GSK-923295:

•	In 2007, the initiation of a GSK-sponsored Phase I clinical trial is anticipated.

The anticipated dates of clinical trial initiations and the availability of data from the clinical trials being conducted by GSK or the NCI are based on information provided by GSK or the NCI. The occurrence of these events is outside of our control.

Annual Stockholders’ Meeting

Cytokinetics’ Annual Stockholders’ Meeting will be held at the Embassy Suites Hotel located at 250 Gateway Boulevard in South San Francisco, California at 10:00 AM on May 24, 2007.

Conference Call and Webcast Information

Members of the Cytokinetics management team will review first quarter 2007 results via webcast and conference call today at 4:30 p.m. Eastern Time. To access the live webcast, please log-on in the Investor Center section of Cytokinetics’ website at www.cytokinetics.com. Investors, members of the news media and the general public may access the call by dialing either (866) 999-CYTK (2985) (United States and Canada) or (706) 679-3078 (International) and typing in the passcode 6334721.

An archived replay of the webcast will be available via Cytokinetics’ website until May 24, 2007. The replay will also be available via telephone by dialing (800) 642-1687 (United States and Canada) or (706) 645-9291 (International) and typing in the passcode 6334721 from April 26, 2007 at 5:30 p.m. Eastern Time until May 24, 2007.

About Cytokinetics

Cytokinetics is a biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule drugs that may address areas of significant unmet clinical needs. Cytokinetics’ development efforts are directed to advancing multiple drug candidates through clinical trials to demonstrate proof-of-concept in humans, specifically in the areas of heart failure and cancer. Cytokinetics’ cardiovascular disease program is focused on cardiac myosin, a motor protein essential to cardiac muscle contraction. Cytokinetics’ lead compound, CK-1827452, a novel small molecule cardiac myosin activator, recently entered Phase II clinical trials for the treatment of heart failure. Under a strategic alliance established in 2006, Cytokinetics and Amgen plan to conduct research with activators of cardiac myosin in order to identify potential treatments for patients with heart failure. Amgen has obtained an option for the joint development and commercialization of CK-1827452 exercisable during a defined period, the ending of which is dependent on Cytokinetics’ conduct of further clinical trials of CK-1827452. Cytokinetics’ cancer program is focused on mitotic kinesins, a family of motor proteins essential to cell division. Cytokinetics is developing two novel drug candidates that have arisen from this program, ispinesib and SB-743921, each a novel inhibitor of kinesin spindle protein (KSP), a mitotic kinesin. Ispinesib has been the subject of a broad clinical trials program comprised of nine Phase II clinical trials as well as six Phase I or Ib clinical trials. Cytokinetics plans to conduct additional clinical trials with ispinesib and is conducting a Phase I/II trial of SB-743921 in non-Hodgkin’s lymphoma. Under a strategic alliance established in 2001, Cytokinetics and GlaxoSmithKline (GSK) are conducting research and development activities focused on the potential treatment of cancer. GSK has obtained an option for the joint development and commercialization of ispinesib and SB-743921, exercisable during a defined period. Cytokinetics and GSK are conducting collaborative research activities directed to the mitotic kinesin centromere-associated protein E (CENP-E). GSK-923295, a CENP-E inhibitor, is being developed under the strategic alliance by GSK. GSK is expected to begin clinical trials with GSK-923295 in 2007. All of these drug candidates have arisen from Cytokinetics’ research activities and are directed towards the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Cytokinetics’ focus on the cytoskeleton enables it to develop novel and potentially safer and more effective classes of drugs directed at treatments for cancer and cardiovascular disease. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, statements relating to the expected initiation, conduct, timing, scope and results of Cytokinetics’ and its partners’ research and development programs, including initiation of clinical trials, future presentations concerning Cytokinetics and its strategic partners’ research and development programs and anticipated dates of availability of data from clinical trials; the potential benefits of Cytokinetics’ drug candidates and potential drug candidates and the enabling capabilities of Cytokinetics’ biological focus; and potential milestone payments and other payments and funding under Cytokinetics’ collaboration with Amgen and Cytokinetics’ and Amgen’s expected roles in commercializing drug candidates or drugs under that collaboration. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, potential decisions by GSK or the NCI to postpone or discontinue development efforts for GSK-923295 or ispinesib, respectively; potential difficulties or delays in the development, testing, regulatory approval, production and marketing of Cytokinetics’ drug candidates that could slow or prevent clinical development, product approval or market acceptance, including risks that current and past results of clinical trials or preclinical studies may not be indicative of future clinical trials results, patient enrollment for clinical trials may be difficult or delayed, Cytokinetics’ drug candidates may have unexpected adverse side effects or inadequate therapeutic efficacy, and Cytokinetics may be unable to obtain and maintain patent or trade secret protection for its intellectual property; Cytokinetics may incur unanticipated research and development and other costs or be unable to obtain additional financing if necessary; standards of care may change or others may introduce products or alternative therapies for the treatment of indications Cytokinetics’ drug candidates and potential drug candidates currently or potentially target; and risks and uncertainties relating to the timing and receipt of funds under our collaborations. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.

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Condensed Statement of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended
	March 31,	March 31,
	2007	2006
Revenues:
Research and development	$147	$720
License revenues	3,058	700

Total revenues	3,205	1,420

Operating Expenses:
Research and development	12,486	11,266
General and administrative	4,483	3,622

Total operating expenses	16,969	14,888

Operating loss:	(13,764)	(13,468)
Interest and other income	2,241	1,128
Interest and other expense	(169)	(124)

Net loss	$(11,692)	$(12,464)

Net loss per common share — basic and diluted	$(0.25)	$(0.36)
Weighted average shares used in computing net loss per
common share — basic and diluted	46,761,354	34,247,403

Condensed Balance Sheet Data
(in thousands)
(unaudited)

	March 31,	December 31,
	2007	2006
Assets
Cash and cash equivalents	$104,048	$39,387
Short term investments	65,499	70,155
Other current assets	2,113	44,079

Total current assets	171,660	153,621
Property and equipment, net	8,667	9,202
Restricted investments	6,125	6,034
Other assets	543	659

Total assets	$186,995	$169,516

Liabilities and stockholders’ equity
Current liabilities	$23,850	$26,393
Long-term obligations	41,196	36,810
Stockholder’s equity	121,949	106,313

Total liabilities and stockholders’ equity	$186,995	$169,516